Exhibit 10.1
2009 RESTATED EMPLOYMENT AGREEMENT
     This AGREEMENT (the “Agreement”) is entered into effective December 31, 2009 (the “Commencement Date”) by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and Gregory H. Boyce (“Executive”). This Agreement supersedes and replaces the most recent employment agreement between the Company and Executive dated December 31, 2008 (the “Prior Agreement”), which was a restatement of Executive’s prior agreement with the Company effective as of January 1, 2006, which superseded his original agreement with the Company dated October 1, 2003.
RECITALS
     For Executive’s continued service as the Company’s Chairman and Chief Executive Officer, the Company desires to continue to provide Executive with compensation and other benefits on the terms and subject to the conditions set forth in this Agreement.
     Executive is willing to accept such continued employment and to continue to perform services for the Company, on the terms and subject to the conditions hereinafter set forth.
     It is therefore hereby agreed by and between the parties as follows:
     1. Employment.
     (a) Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ Executive during the term hereof as Chairman and Chief Executive Officer. In such capacity and any other capacity, Executive shall report to the Board of Directors of the Company (the “Board”) and shall have the customary powers, responsibilities and authority of executives holding such positions in corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Board.
     (b) Subject to the terms and conditions of this Agreement, Executive hereby accepts continued employment as Chairman and Chief Executive Officer and agrees, subject to any period of vacation or other approved leave, to continue to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the Board.
     (c) Subject to Executive’s compliance with all of the provisions of the Company’s code of conduct and other policies, nothing in this Agreement shall preclude Executive from engaging in charitable work and community affairs, from delivering lectures, fulfilling speaking engagements or teaching at educational institutions, from managing any investment made by him or his immediate family with respect to which Executive is not substantially involved with the management or operation of the entity in which Executive has invested (provided that no such investment in publicly traded equity securities may exceed five percent (5%) of the equity of any entity without the prior written approval of the Board) or from serving, subject to the prior written approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any required approval by the Board shall not be unreasonably withheld.
     2. Term of Employment. Executive’s term of employment (the “Term of Employment”) as Chairman and Chief Executive Officer of the Company commenced on January 1, 2006 and, under the Prior Agreement, had a three (3)-year term that was automatically extended on a daily basis, subject to termination under Section 6 of the Prior Agreement. The Term of Employment under this Agreement begins on December 31, 2009 and ends on December 31, 2014, subject to earlier termination as described in Section 6. Thereafter, any further employment of Executive shall be as agreed to by the Company and Executive.
     3. Compensation.
          3.1 Salary. During the Term of Employment, the Company shall pay Executive a base salary (“Base Salary”) at the initial rate of $1,075,000 per year. Such Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Special Committee of the Board (the “Special Committee”) shall review Executive’s Base Salary in good faith, at least annually, in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives, and may adjust Executive’s Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to the Base Salary in effect as of any date that requires the determination of Executive’s Base Salary hereunder.
          3.2 Annual Bonus.
     (a) In addition to Base Salary, Executive shall be eligible to receive an annual cash bonus (the “Bonus”) in accordance with a program developed by the Board, based on achievement of performance targets established by the Special Committee as soon as practicable at or after the beginning of the calendar year to which the performance targets relate. Executive’s target Bonus opportunity is 110% of his Base Salary, and his maximum Bonus opportunity is 220% of his Base Salary. The Special Committee shall review Executive’s Bonus opportunity in good faith from time to time in accordance with the Company’s customary procedures and practices regarding the bonus opportunities of senior executives, and may adjust Executive’s Bonus opportunity following such review. “Bonus” for all purposes herein, except as otherwise specifically stated, shall be deemed to be a reference to the Bonus opportunity in effect as of any date that requires the determination of Executive’s Bonus hereunder.
     (b) A Bonus for any calendar year shall be payable to Executive at the time bonuses are paid to executive officers for such calendar year in accordance with the Company’s policies and practices, but in no event later than March 15 of the calendar year following the later of (i) the calendar year in which the Bonus is earned or (ii) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended

(the “Code”), and the Treasury regulations and other guidance in effect thereunder (collectively, “Section 409A”).
          3.3 Equity-Based Compensation. Unless otherwise provided herein, any outstanding stock option or other equity-based incentive agreements related to Executive as of the date hereof shall remain in full force and effect and shall not be affected by this Agreement. Executive shall be eligible to receive, from time to time but not less frequently than annually during the Term of Employment, equity-based compensation awards under the Company’s equity incentive plan(s) (the “Long-Term Incentive Awards”). Any such Long-Term Incentive Awards shall be governed by separate grant agreements. The grant date value for Executive’s Long-Term Incentive Awards is 450% of his Base Salary, and his maximum Long-Term Incentive Award opportunity shall be consistent with that in effect at the time of this Agreement. The Special Committee shall review the grant date value of Executive’s Long-Term Incentive Awards in good faith from time to time in accordance with the Company’s customary procedures and practices regarding the long-term incentive awards of senior executives, and may adjust the grant date value of future Long-Term Incentive Awards to Executive following such review. “Long-Term Incentive Award” for all purposes herein, except as otherwise specifically stated, shall be deemed to be a reference to the grant date Long-Term Incentive Award value in effect as of any date that requires the determination of Executive’s Long-Term Incentive Award value hereunder or under any grant agreement.
          3.4 Additional Lump-sum Payment. Upon reaching age 55, Executive became entitled to a payment of $800,000 as described in Section 3.4 of the Prior Agreement. The Company shall pay Executive (or, in the event of Executive’s death, Executive’s estate) such payment in a lump sum on the earlier to occur of Executive’s death or the first business day immediately following the six (6)-month anniversary of Executive’s Separation from Service (as such term is defined in Section 6.2(c)).
          3.5 Signing Bonus and Deferred Compensation Account.
     (a) When Executive began employment with the Company on October 1, 2003 (the “Original Commencement Date”), the Company granted Executive, as a signing bonus (the “Signing Bonus”), an amount equal to the fair market value of 86,602 shares1 of the Company’s common stock (subject to adjustment as described in paragraph (d) below), to be reflected on the Company’s accounting records as deferred compensation payable to Executive in a lump sum (with any earnings thereon, as described below) on the earlier to occur of Executive’s death or the first business day immediately following the six (6)-month anniversary of Executive’s Separation from Service (as such term is defined in Section 6.2(c)). The Signing Bonus (and any earnings thereon) initially constituted unvested and forfeitable deferred compensation, but became

[1]	As of the Original Commencement Date, the Signing Bonus was established by reference to 20,000 shares of the Company’s common stock (based on the average closing price for the Company’s common stock as reported on the New York Stock Exchange during the 30-day period immediately preceding the Original Commencement Date). The original number of shares has been adjusted in this Agreement to reflect the occurrence since the Original Commencement Date of two common stock splits and a common stock adjustment resulting from the spin-off of Patriot Coal Corporation.

vested and nonforfeitable under the Prior Agreement on the date on which Executive attained age fifty-five (55) (October 14, 2009).
     (b) In the event Executive’s employment with the Company is terminated for any reason before Executive reaches age sixty-two (62), the amount payable by the Company under this Section 3.5 shall be equal to the greater of (i) and (ii) below:
     (i) the greater of:
     (A) the value of the Signing Bonus as of the Original Commencement Date, which was $622,500 (the value of 20,000 shares of the Company’s common stock on that date based on the average closing price for the stock as reported on the New York Stock Exchange during the thirty (30)-day period immediately preceding the Original Commencement Date), plus interest thereon, which shall accrue annually, during the period beginning on the Original Commencement Date and ending on the date of Executive’s separation from service with the Company, at a rate equal to twelve (12) month LIBOR plus two percent (2%), as determined on each anniversary date of the Original Commencement Date; and
     (B) an amount equal to the fair market value of 86,602 shares2 of the Company’s common stock (subject to adjustment as described in paragraph (d) below) as of the date of Executive’s separation from service with the Company (based on the average closing price for the Company’s common stock as reported on the New York Stock Exchange during the thirty (30)-day period immediately preceding the date of such separation);
     (ii) an amount equal to $1,600,000 reduced by .333% for each month by which the separation from service date precedes Executive’s attainment of age sixty-two (62).
     (c) In the event Executive’s employment with the Company is terminated after Executive reaches age sixty-two (62), the provisions of the immediately preceding paragraph (b) shall apply; provided, however, that the amount described in Section 3.5(b)(ii) hereof shall be equal to $1,600,000 (i.e., the reduction for earlier separation shall not apply).
     (d) Notwithstanding anything herein to the contrary, Executive shall not be deemed to have any beneficial ownership interest in any reserve, account, fund or other asset of the Company and shall be an unsecured general creditor of the Company for purposes of this Section 3.5. For purposes of valuing any shares under this Section 3.5, in the event that shares of the Company’s common stock are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other

[2]	This number represents the original number of shares adjusted as described in the footnote accompanying Section 3.5(a).

securities of the Company due to a merger, consolidation, recapitalization event, reclassification, stock split, stock dividend, combination of shares, spin-off or otherwise, the Special Committee shall make an appropriate and equitable adjustment in the number and/or kind of shares covered by this Section 3.5.
     4. Employee Benefits. The Company shall provide Executive with employee benefits and perquisites at a level (a) commensurate with his position in the Company and (b) at least as favorable to Executive as the arrangements the Company provides to its other senior executives that are in effect and open to new participants on the Commencement Date, including retirement benefits, health and welfare benefits, the Continuation Benefits (as defined in Section 6.2(b)(ii)(B)(II)), directors and officers insurance and/or an indemnification agreement that covers claims arising out of actions or inactions occurring during Executive’s term of employment with the Company, and other employee benefits and perquisites which the Company may make available to its senior executives from time to time in its discretion on and after the Commencement Date. Executive’s rights under any employee benefit plans or programs of the Company as of the Commencement Date shall continue in accordance with plan or program terms as in effect at any given time.
     5. Expenses. Subject to prevailing Company policy or guidelines, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties on behalf of the Company, provided that payment or reimbursement of expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year and no such right to payment or reimbursement shall be subject to liquidation or exchange for another benefit.
     6. Termination of Employment.
          6.1 Termination of Employment for Any Reason. Except as otherwise specifically provided in this Agreement, the Company or Executive may terminate Executive’s Term of Employment at any time for any reason by written notice to the other party at least thirty (30) days in advance of the date of termination of Executive’s employment. In the event of a termination of Executive’s employment for any reason during the Term of Employment, the Company shall pay to Executive:
     (a) within five (5) business days following the date of termination of Executive’s employment, a lump sum that includes: (i) Executive’s Base Salary earned on or prior to the date of such termination but not yet paid to Executive in accordance with the Company’s customary procedures and practices for the payment of executive salaries; (ii) any business expenses incurred by Executive and properly submitted for reimbursement, but not yet reimbursed by the Company under Section 5 above as of the date of such termination; and (iii) any vacation time accrued but unused as of the date of such termination; and

     (b) any benefits accrued and vested under any of the Company’s employee benefit programs, plans and practices on or prior to the date of termination of Executive’s employment.
The amounts described in (a) and (b) above are collectively referred to herein as the “Accrued Obligations” and shall be paid in accordance with the terms of such Company programs, plans and practices. The Accrued Obligations shall be paid in addition to any amounts payable under any other provision of this Section 6 due to the termination of Executive’s employment. Any business expenses incurred by Executive before his employment termination date and properly submitted for reimbursement before or within ninety (90) days after the employment termination date shall be processed and paid in accordance with Section 5.
          6.2 Termination by the Company without Cause or Termination by Executive for Good Reason.
     (a) Notice Requirements.
     (i) General. Except as otherwise provided in paragraph (ii) below with respect to a Good Reason termination, the Company or Executive may terminate Executive’s Term of Employment at any time for any reason by written notice to the other party at least thirty (30) days in advance of the date of termination of Executive’s employment.
     (ii) Good Reason Notice Requirements and Cure Period. If Executive terminates his employment during the Term of Employment for Good Reason (as defined in Section 6.2(d) hereof), Executive shall provide written notice to the Company at least forty-five (45) days in advance of the date of termination, such notice shall describe the conduct Executive believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within thirty (30) days after receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30)-day period, Executive’s notice of termination shall be deemed withdrawn. If Executive does not give notice to the Company as described in this Section 6.2(a)(ii) within ninety (90) days after an event giving rise to Good Reason, Executive’s right to claim Good Reason termination on the basis of such event shall be deemed waived.
     (b) Severance Benefits.
     (i) Severance Payment. If Executive’s employment is terminated:
     (A) by the Company for a reason other than Disability, death or Cause (as defined in Section 6.3(b) hereof) (“Termination by the Company without Cause”), or
     (B) by Executive for Good Reason (as defined in Section 6.2(d) hereof),

and such termination constitutes a Separation from Service (as defined in Section 6.2(c) hereof), the Company, as severance, shall pay to Executive an amount (the “Severance Payment”) equal to the total of:
     (I) the Specified Multiple (defined below) times Executive’s Base Salary; plus
     (II) an additional amount equal to the Specified Multiple (defined below) times the annual average of the actual Bonus awards earned by Executive from the Company for the three (3) calendar years preceding the date of Executive’s employment termination; plus
     (III) the Specified Multiple (defined below) times six percent (6%) of Executive’s Base Salary (to compensate Executive for Company contributions he otherwise might have received under the Company’s retirement plan);
where, for each of (I), (II) and (III) of this paragraph (i), the “Specified Multiple” is 2.8 from the Commencement Date through March 31, 2012 and thereafter decreases ratably on a daily basis until it reaches zero (0) on December 31, 2014.
The Company shall pay to Executive (x) one-half (1/2) of such Severance Payment in a lump sum payment on the earlier to occur of Executive’s death or the first business day immediately following the six (6)-month anniversary of Executive’s Separation from Service and (y) the remaining one-half (1/2) of the Severance Payment in six (6) substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment.
     (ii) Unpaid Bonus, Prorated Bonus and Continuation Benefits. In addition, if Executive’s employment is terminated:
     (A) by the Company for a reason other than Disability, death or Cause, or
     (B) by Executive for Good Reason (as defined in Section 6.2(d) hereof), and such termination constitutes a Separation from Service, the following provisions shall apply:
     (I) Unpaid Bonus and Prorated Bonus. The Company shall pay to Executive (aa) any unpaid Bonus earned by Executive with respect to the year immediately preceding the year of termination, if any, and (bb) a prorated bonus (the “Prorated

Bonus”) for the calendar year of termination of Executive’s employment, calculated as the Bonus Executive would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days during the calendar year of termination that Executive was employed and the denominator of which is the total number of business days during the calendar year of termination. The unpaid Bonus and the Prorated Bonus shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the later of (1) the calendar year in which the Bonus is earned or (2) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.
     (II) Continuation Benefits. Executive shall be entitled to continuation of life insurance, group health coverage (including medical, dental, and vision benefits), accidental death & dismemberment coverage, and the health care flexible spending account (if applicable) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms for a period that corresponds to the Specified Multiple in effect under Section 6.2(b)(i) following the date of Executive’s Separation from Service (the “Benefit Continuation Period”) (for the avoidance of doubt with respect to group health coverage, the Benefit Continuation Period may extend beyond the health care continuation coverage period required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)); provided, however, that Executive pays the full cost of his coverage under such plans (during the COBRA continuation period, Executive’s cost for health care continuation coverage shall be the same as that charged to other plan participants electing similar COBRA continuation coverage under the Company health plan); and provided, further, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period. Executive shall be reimbursed by the Company, on an after-tax basis, for his cost of the Continuation Benefits during the Benefit Continuation Period (except that the reimbursement for his required contributions for COBRA health care continuation coverage shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan). The amount of expenses eligible for reimbursement or Continuation Benefits provided during one calendar year shall not affect the expenses eligible for reimbursement or amount of Continuation Benefits provided during a subsequent calendar year (except with respect to health plan maximums imposed on the reimbursement of expenses referred to in Code Section 105(b)), the right to reimbursement or Continuation Benefits may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment under the Continuation Benefits arrangements will be paid in accordance with applicable plan terms and no later than the last day of the calendar year following the calendar year in which Executive incurred the expense giving rise to such reimbursement or payment.
     (iii) Forfeiture. Notwithstanding the foregoing, if Executive breaches any provision of Section 13 hereof, the remaining balances of the Severance Payment, the Prorated Bonus, and any Continuation Benefits shall be forfeited.
     (c) “Separation from Service.” For purposes of this Agreement, the term “Separation from Service” means a “separation from service” as such term is defined under Section 409A. The terms “terminate,” “termination,” “termination of employment,” and variations thereof, when used in this Agreement in connection with Executive’s employment, are intended to mean a termination of employment that constitutes a Separation from Service. For purposes of the determination of whether Executive has had a “separation from service” as described under Section 409A, the terms “Company,” “employer” and “service recipient” mean Peabody Energy Corporation and any affiliate with which Peabody Energy Corporation would be considered a single employer under Code Section 414(b) or (c), provided that, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of a definition of “Company,” “employer” or “service recipient” for purposes of determining a “separation from service” is based upon legitimate business criteria, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

     (d) “Good Reason.” For purposes of this Agreement, the term “Good Reason” means the occurrence of any of the following without Executive’s prior written consent:
     (i) (A) any reduction by the Company during the Term of Employment in Executive’s total direct compensation (which consists of Executive’s Base Salary, target Bonus opportunity and Long-Term Incentive Award grant date value) or Executive’s maximum Bonus opportunity for a calendar year (“Total Direct Compensation”), provided, however, that “Good Reason” shall not exist if (y) the reduction comparably affects all similarly-situated Company executives and (z) Executive’s actual Total Direct Compensation has exceeded the 65th percentile of the Benchmark (as defined in Exhibit A) for each of the two (2) immediately preceding consecutive calendar years, or
     (B) even if clause (A) above does not trigger “Good Reason” for Executive’s resignation, “Good Reason” shall exist if, during the Term of Employment, the Company:
     (1) reduces Executive’s Base Salary by more than 20% in a single year, or
     (2) reduces Executive’s Base Salary below $860,000, or
     (3) reduces Executive’s target Total Direct Compensation below the 50th percentile of the Benchmark (as defined in Exhibit A but calculated only with respect to Benchmark data available for the year immediately preceding the year for which the reduction applies); or
     (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Executive is entitled (other than a reduction that generally affects all executives); or
     (iii) relocation of Executive’s primary office by more than 50 miles from the location of Executive’s primary office as of the date of this Agreement; or
     (iv) any material diminution or material adverse change in Executive’s duties or responsibilities, other than a diminution or change (y) specifically required by a law or regulation requiring the Board to have a non-executive chairperson or (z) mutually agreed to by Executive and the Board; or
     (v) a breach by the Company of a material provision of this Agreement; or

     (vi) a failure on the part of the Company to obtain a written assumption of its obligations under this Agreement by a successor owner of substantially all of the Company’s assets in connection with a merger, consolidation, asset sale, liquidation, combination or other similar transaction.
Any amounts due to Executive in connection with a termination of employment shall be computed without giving effect to any changes that give rise to Good Reason.
          6.3 Termination for Cause.
     (a) In the event that Executive’s employment is terminated by the Company for Cause, as hereinafter defined, in which event no advance written notice is required, the Company shall pay to Executive only the Accrued Obligations.
     (b) As used herein, the term “Cause” shall be limited to:
     (i) any material and uncorrected breach by Executive of the terms of this Agreement, including, but not limited to, engaging in action in violation of Section 13 hereof;
     (ii) any willful fraud or dishonesty of Executive involving the property or business of the Company;
     (iii) a deliberate or willful refusal or failure of Executive to comply with any major corporate policy of the Company which is communicated to Executive in writing; or
     (iv) Executive’s conviction of, or plea of nolo contendere to, any felony if such conviction results in his imprisonment and the act(s) giving rise to such conviction and imprisonment would be reasonably expected to result in conviction and imprisonment under the laws of any of the United States, the United Kingdom or Australia, provided, however, that “Cause” shall not exist under this paragraph (iv) if Executive’s conviction is based solely or primarily on a finding of vicarious liability in connection with an act that Executive engaged in in good faith and with a reasonable belief that he was acting in the best interest of the entity he represented or by which he was employed;
provided that with respect to clause (i), (ii) or (iii) above, Executive shall have ten (10) days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company. If Executive cures the conduct that is the basis for the potential termination for Cause within such ten (10)-day period, the Company’s notice of termination shall be deemed withdrawn. Except for violations of Section 13 hereof or termination under Section 6.3(b)(iv) above, only actions, conduct and events occurring during Executive’s employment with the Company shall be the subject of a termination for Cause. In the event that Executive is terminated for failure to meet performance goals, such termination shall be considered a Termination by the Company without Cause (as defined in Section 6.2).
          6.4 Termination due to Disability, Death or Retirement.
     (a) General. If Executive’s employment terminates during the Term of Employment due to his Disability (as defined in paragraph (b) below), death or Retirement (as defined in paragraph (d) below), the Company shall pay to or on behalf of Executive:
     (i) the Accrued Obligations as provided in Section 6.1 hereof;
     (ii) if the employment termination date precedes the payment date for the Bonus earned during the calendar year immediately prior to the calendar year of employment termination, the Bonus Executive earned during the calendar year immediately prior to the calendar year of employment termination; and
     (iii) a prorated bonus for the calendar year of termination of Executive’s employment, calculated as the Bonus Executive would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days that Executive was employed during the calendar year of termination and the denominator of which is the total number of business days during the calendar year of termination.
Any bonus due under paragraph (ii) or (iii) above shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the later of (A) the calendar year in which the bonus is earned or (B) the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.
     (b) Disability. In the event of Executive’s Disability during the Term of Employment, the Company may terminate Executive’s Term of Employment upon written notice to Executive (or Executive’s personal representative, if applicable), effective upon the date of receipt thereof, and pay the amounts due under paragraph (a) of this Section. The term “Disability” means, for purposes of this Agreement, Executive’s absence from the full-time performance of Executive’s duties pursuant to a reasonable determination made in accordance with the Company’s long-term disability plan that Executive is disabled and entitled to long-term disability benefits as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.
     (c) Death. In the event of Executive’s death during the Term of Employment or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, the Company shall pay the amounts due under paragraph (a) of this Section to Executive’s beneficiary(ies) (to the extent so designated by Executive) or his estate (to the extent that no such beneficiary has been designated).

     (d) Retirement. The term “Retirement” means, for purposes of this Agreement, Executive’s resignation from employment with the Company without Good Reason.
          6.5 Continued Vesting of Long-Term Incentive Awards. If Executive’s employment terminates:
     (a) during the first three (3) years of the Term of Employment (2010-2012) due to his Disability, death, Termination by the Company without Cause, or resignation for Good Reason, or
     (b) during the last two (2) years of the Term of Employment (2013-2014) for any reason other than Cause or Retirement without Executive giving six (6) months written notice, then Executive’s unvested Long-Term Incentive Awards that are outstanding on Executive’s employment termination date will continue to vest in accordance with their terms, subject to Executive’s compliance with Section 13 hereof, as though Executive remained employed with the Company after the employment termination date through the vesting period applicable to such awards, and will be exercisable and/or payable as provided in the applicable plan and/or award agreement as though Executive remained so employed.
Notwithstanding the foregoing, the Board has sole discretion to provide for continued vesting of Executive’s unvested Long-Term Incentive Awards in the event of his Retirement (during the first three years of the Term of Employment) or termination of employment for Cause (at any time during the Term of Employment).
          6.6 No Further Notice or Compensation or Damages. Executive understands and agrees that he shall not be entitled to any further notice, compensation or damages upon termination of employment under this Agreement, other than notices or amounts specified in Section 4, this Section 6, any ancillary documents or any plan, program or arrangement of the Company.
          6.7 Executive’s Duty to Provide Materials. Upon the termination of Executive’s employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other property, materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.
     7. Change in Control Excise Tax.
     (a) Payments Subject to Excise Tax. If Executive becomes entitled to any payment, benefit or distribution (or combination thereof) by the Company, any affiliated company, or one or more trusts established by the Company for the benefit of its employees, whether paid or payable pursuant to this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Payments”), which are or are reasonably expected to become subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), the aggregate Payments shall be reduced (using a method that complies with Section 409A) to the safe harbor amount under Code Section 280G if the value of Executive’s net after-tax benefit as a result of the reduction would exceed the value of the net after-tax benefit if such reduction were not made and Executive paid the Excise Tax.
     (b) Calculations. All determinations required to be made under this Section 7, including whether or when an Excise Tax is triggered, the expected Excise Tax amount and the assumptions to be utilized in arriving at such a determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and Executive within thirty (30) business days after the receipt of notice that Payments are expected to become payable, or such earlier time as is required by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, or that the amount of the Excise Tax is such that the Payments should be reduced as described in paragraph (a) above, it shall so indicate to the Company and Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Code Section 4999, it is possible that the amount of the Payments determined by the Accounting Firm to be due to Executive may be lower than the amount actually required to be paid by Executive under paragraph (a) above or that an Excise Tax may be imposed on Executive with respect to the Payments as a result of an inaccuracy in the calculation under paragraph (a) above (“Underpayment”). In the event of an Underpayment, or if the Company exhausts its remedies described in paragraph (c) below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive; provided, however, that such Underpayment shall be paid no later than the end of Executive’s taxable year following the taxable year in which the inaccuracy in the Payments amount is discovered or Executive remits the Excise Tax to the applicable taxing authority, as applicable.
     (c) Disputed Taxes.
     (i) Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other relevant taxing authority that, if successful, would require the payment by the Executive of any Excise Tax in connection with the Payments. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. If such claim is due to a tax audit or litigation addressing the existence or amount of tax liability, whether federal, state or local (a “Reimbursable Claim”), then Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Reimbursable Claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such Reimbursable Claim, Executive shall (A) give the Company any information reasonably requested by the Company relating to such Reimbursable Claim, (B) take such action in connection with contesting such Reimbursable Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Reimbursable Claim by an attorney reasonably selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest such Reimbursable Claim, and (D) permit the Company to participate in any proceedings relating to such Reimbursable Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.
     (ii) Without limiting the foregoing provisions of this Section 7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Reimbursable Claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the Reimbursable Claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such Reimbursable Claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such Reimbursable Claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to an Excise Tax triggered by the Payments, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In no event shall payments for or reimbursements to Executive for Reimbursable Claims be made later than the end of Executive’s taxable year following the taxable year in which the taxes that are the subject to the Reimbursable Claim are remitted to the taxing authority, or if as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following the taxable year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation.

     8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Special Committee of the Board
Peabody Energy Corporation
701 Market Street, Suite 900
St. Louis, Missouri 63101-1826
To Executive at the most recent address set forth in the Company’s personnel records.
Any such notice or communication shall be delivered by hand, courier, electronic mail or facsimile or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given.
     9. Severability. If any provision of this Agreement is declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.
     10. Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement, in writing, to any successor (whether by merger, acquisition, purchase, spin-off or otherwise) to all or substantially all of the stock, assets or businesses of the Company. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Executive and the permitted assigns and successors of the Company.
     11. Amendment. This Agreement may be amended only by written agreement of the parties hereto.
     12. Code Section 409A Compliance.
     (a) This Agreement is intended to comply with Section 409A and shall, to the extent practicable, be construed in accordance therewith. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company determines that Executive is a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) at the time of his Separation from Service and any amount payable to Executive under this Agreement is a deferral of compensation subject to the additional tax described in Code Section 409A(a)(1)(B) and would be considered a payment upon Executive’s Separation from Service, then such amount shall not be paid before the date that is the earlier of (i) six (6) months and one (1) day after Executive’s Separation from Service or (ii) Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, the initial payment following the Delay Period shall include a lump sum payment equal to those payments that otherwise would have been paid if the delay had not applied, and any remaining payments due shall be payable in accordance with their original payment schedule.
     (b) If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it (i) is exempt from, or compliant with, the requirements of Section 409A and (ii) preserves as nearly as possible the original intent and economic effect of the affected provisions.
     13. Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation.
     (a) Executive, during the Term of Employment and thereafter, will not, directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary of the Company), any secret or confidential information regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive’s employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.
     (b) In consideration of the Company’s obligations under this Agreement, Executive agrees that during the Term of Employment and (i) for a period of one (1) year thereafter, without the prior written consent of the Board, he will not, directly or indirectly, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries and (ii) for a period of two (2) years thereafter, without the prior written consent of the Board, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation.
     (c) For purposes of this Section 13, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this Section 13(c) or Section 13(b), nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided that Executive’s beneficial ownership of any class of securities of an entity in competition with the Company does not exceed five percent (5%) (or such higher percentage approved in writing by the Board) of the outstanding securities of such class.
     (d) Executive agrees that the covenant not to compete and the covenant not to solicit are reasonable under the circumstances and will not interfere with his ability to earn a living or otherwise to meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Section 13, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.
     14. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
     15. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 13 hereof) or any ancillary documents shall be resolved by arbitration in St. Louis, Missouri. Three arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The arbitrators shall have the discretion to award the cost of arbitration, arbitrators’ fees and the respective attorneys’ fees of each party between the parties as they see fit. Notwithstanding anything in this Section 15 to the contrary, payments made under this Section 15 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year, payments under this Section 15 may not be exchanged or substituted for other forms of compensation to Executive, and any such payment will be paid within sixty (60) days after Executive prevails, but in no event later than the last day of Executive’s taxable year following the taxable year in which he incurred the expense giving rise to such payment or such later date permitted under Section 409A (if applicable).

     16. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Missouri, without reference to rules relating to conflicts of law.
     17. Effect on Prior Agreements. This Agreement and any ancillary documents contain the entire understanding between the parties hereto. This Agreement is a continuation, in the form of a complete restatement to incorporate updated provisions and new legal requirements, of the Prior Agreement between the Company and Executive and, except as provided herein or in an ancillary document, supersedes in all respects the Prior Agreement and any other agreement or understanding, written or oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.
     18. Withholding. The Company shall be entitled to withhold from payments to or on behalf of Executive any amount of tax withholding required by law.
     19. Currency. All dollar amounts or references contained in this Agreement and any ancillary document refer to the United States dollar.
     20. Survival. Notwithstanding the expiration of the term of this Agreement, the applicable provisions of this Agreement (such as Sections 3.4, 3.5 and 5 through 21) shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.
     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
[SIGNATURE PAGE FOLLOWS]

PEABODY ENERGY CORPORATION
By	/s/ William A. Coley
William A. Coley
Compensation Committee Chair

EXECUTIVE
/s/ Gregory H. Boyce
Gregory H. Boyce

APPENDIX A
COMPENSATION BENCHMARK
     For purposes of Section 6.2(d), “Benchmark” means the total direct compensation provided to chief executive officers by the Industrial Comparator Group (which is the benchmark customarily used by the Company to establish compensation levels, as reviewed and revised periodically by the Compensation Committee as appropriate and consistent with past practice and approved by the Special Committee).